Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
414.351.9758	747.222.7012

LILIS ENERGY REACHES AGREEMENT TO CONVERT $15.6 MILLION OF
OUTSTANDING DEBENTURES TO EQUITY

FEBRUARY 3, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), an oil and gas exploration and production company focused on development in the Wattenberg field and surrounding areas of the Denver-Julesburg (DJ) Basin where it holds 110,000 net acres, announced today that it has reached agreement with all of the holders of its outstanding           series of Convertible Debentures (“debentures”) to convert up to all of the debentures to shares of the Company’s common stock. The terms of the agreement call for an immediate conversion of $9 million of the approximately $15.6 million in outstanding debentures; the balance of $6.6 million may, at the option of the holders, be converted upon receipt of shareholder approval of that conversion. The holders of any remaining debentures may elect to convert all or any portion of the remaining debentures outstanding within three business days of shareholder approval.

Under the terms of the agreement, debentures will be converted at a price of $2.00 per share, which is the reset conversion price following the Company’s recently announced private placement. In addition, the Company will issue to debenture holders common stock purchase warrants equal to the number of shares issued pursuant to their conversion elections. The warrants will have an exercise price of $2.50 per share and are exercisable beginning six months from the issuance date, for a period of three years. The warrant shares have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

“This is another vote of confidence from our debenture holders, many of whom are also Lilis Energy shareholders. In conjunction with our $7.5 million private placement in January, this debt conversion further strengthens our balance sheet, improves our fundamentals and positions us to execute on our growth plans for the Company,” said Avi Mirman, President. “These last three months we have made considerable strides towards raising the capital required to complete the initial horizontal development phases on our key Wattenberg prospects targeting the Niobrara and Codell formations.”

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the units, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please visit lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding the Company's expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected investments, production and revenue, and (3) the Company's growth plans potential of its properties. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company's ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company's reports and registration statements filed with the SEC.